Exhibit (a)(1)(H)
Corporate Contact: Ioannis Zafirakis Director, Chief Strategy Officer and Secretary Telephone: + 30-210-9470-100 Email: izafirakis@dianashippinginc.com Website: www.dianashippinginc.com
For Immediate Release
Investor and Media Relations: Edward Nebb Comm-Counsellors, LLC Telephone: + 1-203-972-8350 Email: enebb@optonline.net

DIANA SHIPPING INC. ANNOUNCES FINAL RESULTS OF SELF TENDER OFFER FOR SHARES OF COMMON STOCK
ATHENS, GREECE, February 10, 2020 - Diana Shipping Inc. (NYSE: DSX) (the “Company”), a global shipping company specializing in the ownership of dry bulk vessels, today announced the final results of its tender offer to purchase up to 3,030,303 shares of its common stock, par value of US$0.01 per share (the "common stock"), at a price of US$3.30 per share, net to the seller in cash, less any applicable withholding taxes and without interest. The tender offer expired at 5:00 P.M., Eastern Time, on February 3, 2020.

Based on the final count by Computershare Trust Company, N.A., the depositary for the tender offer, the total number of shares tendered in the tender offer was 17,758,677.2069 shares. Because the tender offer was oversubscribed, the number of shares that the Company purchased from each tendering shareholder was prorated so that the Company purchased a total of 3,030,303 shares in the tender offer for an aggregate purchase price of US$10,000,000.

If shareholders have any questions, please call our information agent, Georgeson LLC, by telephone, toll free at (800) 248-7690.

About the Company
The Company is a global provider of shipping transportation services through its ownership of dry bulk vessels. The Company’s vessels are employed primarily on medium to long-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.
Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, the Company management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond the Company’s control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors, other important factors that, in the Company’s view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in the Company’s operating expenses, including bunker prices, drydocking and insurance costs, the market for the Company’s vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessel breakdowns and instances of off-hires and other factors. Please see the Company’s filings with the U.S. Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.